Exhibit 99.1

Mesa Energy Holdings, Inc. Signs Agreement with Payson Petroleum to Provide Well Drilling, Field Development and Contract Operating Services

DALLAS--(BUSINESS WIRE)--Mesa Energy Holdings, Inc. (the “Company”) (OTCBB: MSEH), an exploration stage oil and gas exploration and production company, announced today that Mesa Energy Operating, LLC, its wholly owned operating subsidiary, has entered into an agreement with Payson Petroleum, Inc. (“Payson”), a Dallas based oil and gas exploration company, to manage the drilling, completion and production of the Auldean Brown #1 well, a 10,350 ft. conventional oil test in Grayson County, Texas.

Payson owns or controls approximately 800 net acres in the North Perrin Air Force Base Field, a mature and highly productive field located approximately three miles northwest of Sherman, Grayson County, Texas (the “North Perrin Field”). Grayson County is regarded as one of the most prolific oil and gas producing counties in Texas. Dozens of wells have been drilled and completed in the North Perrin Field and the surrounding area since the 1950’s. Recent strengthening of oil prices has generated renewed interest in the drilling of conventional oil both vertically and horizontally.

There are at least seven potentially productive zones in the North Perrin Field and the cumulative oil production from each completed zone in a typical well has averaged around 100,000 barrels of oil along with 500 million cubic feet of gas. Payson’s evaluation of nearby production history suggests initial production rates in excess of 200 barrels of oil per day are achievable from vertical wells, and their technical team believes that there is excellent potential not only to establish new production by vertical drilling but also in the application of leading edge technology by drilling some of the productive zones horizontally. The experience of the Company’s management team in horizontal drilling will be a great asset to this effort. Payson expects to drill 8 to 10 wells or more on its acreage over the next eighteen to twenty-four months.

“Payson has assembled an outstanding acreage position in this highly productive field and we are excited about the potential of this project,” said Randy M. Griffin, CEO of Mesa Energy Holdings, Inc. “We look forward to lending our expertise to this effort and are actively exploring the potential participation by the Company in future wells.”

About Mesa Energy Holdings, Inc.

Headquartered in Dallas, TX, Mesa Energy Holdings, Inc. is a growth-oriented, exploration stage oil and gas exploration and production (E&P) company with a definitive focus on growing reserves and net asset value per share, primarily through the development of highly diversified, multi-well developmental and defined-risk exploratory drilling opportunities and the acquisition of solid, long-term existing production with enhancement potential. Although the Company’s primary focus is currently on the Devonian Black (Marcellus) Shale in the northern Appalachian Basin in western New York, the Company is diligently evaluating additional opportunities in the nation’s most productive basins.

More information about the Company may be found at http://mesaenergy.us.

Forward-Looking Statements

Certain statements in this news release, which are not historical facts, are forward-looking statements. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Actual results may differ materially from those currently anticipated due to a number of factors which may be beyond the reasonable control of the Company, including, but not limited to, the Company’s ability to locate and acquire suitable interests in oil and gas properties on terms acceptable to the Company, the availability and pricing of additional capital to finance operations and leasehold acquisitions, the viability of the shale gas fields in the Appalachian Basin in western New York and the gas sands of eastern Oklahoma, the ability of the Company to build and maintain a successful operations infrastructure, the intensity of competition and changes and volatility in energy prices. Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in the filings of the Company with the U.S. Securities and Exchange Commission at www.sec.gov.

Contact:
Mesa Energy Holdings, Inc.
Ph: 972-490-9595
IR@mesaenergy.us